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                                    Exhibit 5
                           Opinion of Sidley & Austin


                                  June 30, 1997


The Harvey Entertainment Company
1999 Avenue of the Stars
Suite 2050
Los Angeles, California  90067

Ladies and Gentlemen:

         We have acted as your counsel in connection with the issuance of an aggregate of 250,000 additional shares of your Common Stock, no par value ("Additional Shares"), which have been reserved for issuance upon exercise of options granted pursuant to the The Harvey Entertainment Company 1997 Stock Option Plan (the "Plan") and which are referred to in and will be registered pursuant to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). In such connection, we have examined the Registration Statement and we are familiar with the corporate proceedings taken by your stockholders and your Board of Directors and officers in connection with the authorization of the Additional Shares and related matters, and we have reviewed such documents, records and matters of law as we have considered necessary for rendering this opinion hereinafter set forth.

         Based on the foregoing, we are of the opinion that:

         1. The Harvey Entertainment Company is a corporation duly organized and validly existing under the laws of the State of California.

         2. The Additional Shares have been duly and validly authorized and, when (i) the Registration Statement has become effective under the Act and (ii) the Additional Shares are issued and sold in the manner and upon the terms set forth in the Plan, such Additional Shares will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 of the Registration Statement.


                                         Very truly yours,

                                         /s/ Sidley & Austin